UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 26, 2010

_______________________

CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)
_________________________

Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

_____________________________________________________________
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5   Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2010, the Compensation Committee of CryoLife, Inc.’s Board of Directors instructed management to correct the Adjusted Net Income bonus calculation formula contained in the fiscal 2010 bonus grant agreements under CryoLife’s 2007 Executive Incentive Plan. The form of the grant agreement is filed as Exhibit 10.1 to CryoLife’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.  A description of the 2010 bonus agreement is contained at pages 37 and 38 of CryoLife’s 2010 proxy statement and is incorporated by reference herein.  All of CryoLife’s executed officers are parties to a fiscal 2010 bonus agreement.

As originally drafted and reported, the formula for the Adjusted Net Income portion of the bonus was as follows:

Adjusted Net Income is GAAP net income for fiscal 2010, exclusive of interest expense, interest income, stock compensation expense (other than stock compensation expense related to the bonus plan), R&D expense (excluding salaries and related expenses), other income and expense, income taxes, and charges related to acquisitions.

It was the Committee’s intent when approving the fiscal 2010 Adjusted Net Income bonus formula that both the bonus formula, and the threshold, target and other budgeted Adjusted Net Income values against which CryoLife’s Adjusted Net Income performance would be measured, should provide for consistent treatment of relevant revenues and expenses.  Specifically, the Committee expected that budgeted grant revenues, which relate primarily to funds advanced by the Department of Defense for R&D expense, would be included in both the formula and target values because the funds had already been received from the Department of Defense.  In October 2010, it came to the attention of the Committee that although budgeted grant revenues had been included in the target numbers, they had not been included in the formula to the extent that the related Research and Development costs had not also been recognized.  Because Research and Development costs are excluded from the formula, due to the control which management has over their incurrence, the Committee believes that this produced an unintended imbalance between the formula and the target values.

As a result, the Committee has instructed management to correct the formula to read as follows, in order to include unrealized budgeted grant revenues:

Adjusted Net Income is GAAP net income for fiscal 2010, plus unrealized budgeted grant revenues, exclusive of interest expense, interest income, stock compensation expense (other than stock compensation expense related to the bonus plan), R&D expense (excluding salaries and related expenses), other income and expense, income taxes, and charges related to acquisitions.

The Committee believes that this correction, which management currently estimates will add approximately $0.9 million of unrealized budgeted grant revenue to the formula, is necessary in order to bring the formula in line with the Committee’s intent when it approved the bonus agreements in February 2010 and is not a substantive change from the Committee’s original intent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: November 1, 2010	By:	/s/ D.A. Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief
Operating Officer and Chief
Financial Officer